Exhibit 10.1

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT

THIS AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is made this 18th day of December, 2025, by and between Tigo Energy, Inc., with its principal place of business located at 983 University Avenue, Suite B, Los Gatos, CA 95032 USA (the “Company”) on the one hand and EG4 Electronics LLC, with its principal place of business located at 130 Como St S, Sulphur Springs, Texas 75482 and EG4, for itself and its wholly owned subsidiary [ADD S76 entity information] (collectively “EG4”), on the other hand. Each party may be referred to hereafter as “Party” or collectively as the “Parties.”

WHEREAS, Company and EG4 entered in that certain Manufacturing and Supply Agreement dated August 19, 2025 (the “Prior Agreement”);

WHEREAS, The Parties desire to amend and restate the Prior Agreement to reflect certain changes in the rights and obligations of the Parties;

WHEREAS, Company is in the business of the sale and manufacturing of solar energy solutions;

WHEREAS, EG4 desires to engage Company to supply Optimizers and CCAs to EG4, which will be used by EG4 to manufacture Optimized Inverters distributed by EG4 in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the promises hereinafter made by the Parties hereto, it is agreed as follows:

ARTICLE I
APPOINTMENT OF
COMPANY

1.1. Optimized Inverters. EG4 shall purchase and Company shall supply TS4-A-Os (the “Optimizers”) and Tigo CCAs (“CCAs”) and TAPS (collectively the “Company Components”) to EG4. EG4 will use the Company Components to manufacture, package and distribute Optimized Inverters as set forth herein. “Optimized Inverter” means a solution that includes the Company Components and an inverter supplied by EG4 (the “EG4 Component”) with such solution qualifying for the 45x Tax Credit (as defined below).

1.2. Exclusivity. This Agreement does not limit Company’s or EG4’s right to manufacture or sell, or preclude Company from manufacturing or selling, to any person or entity, or entering into any agreement with any other person or entity related to the manufacture or sale of other goods or products that are similar to or competitive with the Optimized Inverters. Notwithstanding the foregoing, prior to the date of the signature of the MOU between the Parties (October 25, 2025) neither entity will enter into any discussions or agreement with any third party related to the integration of Company products into the products of suppliers of residential inverters manufactured in the United States without the express written agreement of the other party.

1.3. Non-Binding Forecasts. EG4 will provide Company with a non-binding Forecast (as defined below) on a rolling basis for each twelve (12) month period during the Term. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party. “Forecast” means, with respect to any twelve (12) month period, a good faith projection or estimate of EG4 requirements for the Optimizers during each month during the period, which approximates, as nearly as possible, based on information available at the time to EG4, the quantity of Optimizers that EG4 may order for each such month, subject to the minimum order quantities required in Section 1.5. Forecasts will be provided in such manner and on forms as specified by Company and agreed to by EG4. For clarity, EG4 may order CCAs and TAPS on an as needed basis during the Term and CCAs and TAPS are not subject to the minimum order quantities set forth in Section 1.5.

1.4. Purchase Orders. EG4 shall order Company Components by: (a) providing written purchase orders to Company specifying the number of units; and (b) prepaying ten (10%) percent of the purchase price pursuant to such order, as further specified in Section 1.8 below. Company shall indicate its acceptance of such purchase order by returning an order acknowledgement to EG4 with a firm commit ship date. Company agrees to deliver units to EG4 as close as possible to the delivery schedule set forth in each order as accepted by Company, unless Company otherwise indicates in writing. Company shall not be required to honor any purchase order which specifies a delivery date earlier than Company’s then current delivery schedule.

1.5. Minimum Order Quantities. At a minimum, EG4 agrees to purchase the following number of product units per year of the Term:

a. 2025: [***]

b. 2026: [***]

c. 2027: [***]

d. 2028: [***]

1.6. Cancellation. Once a purchase order is issued by EG4, the order is non-cancellable and non- refundable once the receipt of said order is acknowledged by Company, unless the Company fails to meet the Visual Inspection standards or as provided in Section 4.2. In the event of such cancellation by EG4, EG4 shall be responsible for non-reusable raw materials, work in process, and finished goods costs incurred by Company related to the materials acquired in service of the acknowledged purchase order plus a 10% cancellation fee to cover Company’s overhead.

1.7. Prices. The prices charged by Company to EG4 for Optimizers ordered under this Agreement will be [***] per Optimizer unit). The per unit price of the CCA PCBA shall be [***] and the price of the TAP shall be [***]. The price of each of the foregoing Company Components shall be inclusive of a [***] tariff. If, at any time during the Term, there is an increase or decrease in the [***] tariff rate, the prices set forth in this Section will be adjusted to reflect the change in the tariff. [***]. The unit price for each Company Component shall include, without limitation, [***].

1.8. Part Numbers: The specific components required to be purchased by EG4 or its subcontractors for integration from Company will be outlined in Exhibit A and may be updated and/or amended as needed.

The Parties agree, subject to mutual agreement, to meet on a quarterly basis to discuss pricing, as set forth in Section 3.1 below (Sales).

[***]. Company will give EG4 thirty (30) days’ advance written notice of any price changes, minimum quantity changes or equipment changes. All prices are stated and will be paid in U.S. Dollars. No price increases are applicable to Company Components ordered prior to the applicable date of the price change. All prices are as stipulated in the order acknowledgement document. Prices do not include federal, state or local taxes and duties applicable to the Company Components sold under this Agreement. An amount equal to the appropriate taxes will be added to the invoice by the Company where the Company has the legal obligation to collect such taxes. EG4 shall pay such tax amounts to the Company unless EG4 provides Company with a valid tax exemption certificate authorized by the appropriate taxing authority.

1.9. Terms. Net payment is due as follows: ten percent (10%) of the total for each order will be prepaid with the submission of such purchase order and ninety percent (90%) will be paid within forty-five (45) days of the date of invoice unless agreed otherwise between EG4 and the Company in writing. The Company reserves the right to revoke any credit extended int the Company’s sole discretion. In addition to any other rights and remedies the Company may have under applicable law, interest will accrue on all late payments at the rate of one percent (1%) per month, plus legal fees, or the applicable maximum statutory rate, whichever is higher and to the extent permitted by applicable law, from the due date until payment in full.

1.10. Title. Title and risk of loss and damage shall pass to EG4 upon delivery to EG4 of the Company Components.

1.11. Taxes. Each Party shall be responsible for taxes based on its own net income, employment taxes of its own employees, and for taxes on any property it owns or leases.

1.12. Company Materials for Customer. EG4 shall deliver one copy of Company’s applicable Operation, Maintenance and Installation Manual(s) for the TS4A-O Optimizer to EG4. Company’s Limited Warranty for the TS4-A-O Optimizer is available at https://www.tigoenergy.com/downloads#s-warranties. Company will use reasonable efforts to train EG4 to provide support for incoming customer inquiries EG4 will assume first line responsibility for customer support inquiries for the Optimizers and Tigo will provide real-time third -level support.

1.13. U.S. Export Control. Company’s obligation to sell and deliver the Company Components shall be subject to such United States export laws and regulations as shall, from time to time, govern the sale and delivery of the Company Components. EG4 shall comply with all laws and regulations that govern the sale and delivery of the Optimized Inverters.

1.14. Acceptance. EG4 shall inspect the Company Components when possible but no later than ten (10) business days after delivery of the Company Components (hereinafter referred to as “Visual Inspection”). The purpose of the Visual Inspection is to check for quantity shortages, overages, mislabeled products, and other non-conformities. In the event of any non-conformity, EG4 will provide Company with written notice, including a description of the non-conformity, and Company shall have thirty (30) days to cure such non-conformity. Visual Inspection is not for the purpose or assurance of electrical, mechanical, or quality specifications; such issues are addressed by the Company’s Limited Warranty document. Acceptance shall be deemed to have taken place if the Company Components are not rejected in a written notice by EG4 within ten (10) business days after delivery.

ARTICLE II

IRA TAX CREDIT

2.1 Tax Credits. The Parties intend that this Agreement constitute a “contract manufacturing arrangement within the meaning of Treas. Reg. § 1.45X-1(c)(3) and agree that EG4 shall be the claimant of the tax credit that is available pursuant to Section 45X of the Internal Revenue Code of 1986 (as amended) (the “45x Tax Credits”). The Company agrees to provide EG4 with the certification described in Treas. Reg. § 1.45X-1(c)(3)(iv) no later than January 31, 2026. The Parties acknowledge that, pursuant to the requirement of Treas. Reg. § 1.45X-1(c)(3)(ii)(B), this Agreement is entered into before the production of the Optimized Inverters is completed. If eligible to receive any 45x Tax Credits during the Term, EG4 will apply for such 45x Tax Credits to the maximum extent available to EG4 as a result of the manufacture of the Optimized Inverters pursuant to this Agreement (the “45x Tax Credit Application(s)”).

2.2 Additional Payment to Company. In the event EG4 receives any 45x Tax Credits as a result of its 45x Tax Credit Application(s), EG4 will, within ninety (90) days of EG4’s net receipt and monetization of the 45x Tax credit, pay Company the following amounts:

(i)	The equivalent of $[***], net of applicable tax credit selling expenses.

(ii)	EG4 agrees to pursue sale of the tax credit to third parties to accelerate the monetization of the tax credits. EG4 will be solely responsible for executing the sale of the tax credits. EG4 will consider potential purchasers of the tax credits submitted by Company. No sale of the tax credits will be made without the mutual consent of the parties.

2.3 Material assistance. The Company will also provide the certificate described in section 7701(a)(52)(D)(iii)(IV) of the Code (the “Material Assistance Certificate”) no later than January 31, 2026.

2.4 Eligibility and Compliance. EG4 will use best efforts to remain eligible for, and in compliance with any laws or regulations applicable to the 45x Tax Credits. In furtherance of such efforts, the Company covenants to provide any information reasonably requested by EG4 or a transferee of the 45x Tax Credits in connection with any tax contest or similar proceeding in respect of the 45x Tax Credits. In the event of an audit or similar proceeding of the 45x Tax Credits, the Parties will keep each other reasonably informed regarding the progress and substantive aspects of any such proceeding. The Company shall maintain records to support and verify the information in the Material Assistance Certificate for at least eight (8) years following the provision of such certificate.

2.5 Ineligibility. Ineligibility for the 45x Tax Credits during the Term will not affect the Parties’ respective obligations under this Agreement; provided that if EG4 becomes ineligible for the 45x Tax Credits at any time during the Term, (prior to either Party exercising its right to terminate this Agreement in accordance with Section 7.2(d) below), the management teams of each Party will meet within five (5) business days of notice of such ineligibility to create an action plan to regain eligibility. If an action plan cannot be realized after good faith negotiation, the Parties may terminate this Agreement and each Party’s prospective obligations will no longer remain in effect.

2.6 Repayment, Fees, Interest and Penalties. In the event EG4 is legally compelled to repay any 45x Tax Credits received, or pay any related penalties, including any “excessive credit transfer” penalty described in section 6418(g)(2) of the Code imposed on a transferee of the 45x Tax Credits, and/or interest as a result of a determination of ineligibility, the following shall apply:

(i)	If such ineligibility determination is solely caused by inaccuracies in the Company’s Material Assistance Certificate, which is subject to the terms of Section 2.3 hereof, Company will refund all 45X Tax Credit amounts paid by EG4 to Company and/or any related penalties, including any “excessive credit transfer” penalty described in section 6418(g)(2) of the Code imposed on a transferee of the 45x Tax Credits, and/or interest within thirty (30) days’ of EG4’s written request.

(ii)	If such ineligibility determination is solely caused by any act or omission of EG4, Company shall have no obligation to repay or refund EG4 any amounts whatsoever, or pay any portion of any related penalties, including any “excessive credit transfer” penalty described in section 6418(g)(2) of the Code imposed on a transferee of the 45x Tax Credits, or interest, and EG4 shall be responsible for any such repayments and/or payments.

(iii)	If such ineligibility determination is a result of acts or omissions of both Parties, such amounts shall be paid by the Parties pro rata, with the Company’s allocation calculated based on a ratio of [***].

ARTICLE III

MARKETING AND SUPPORT

3.1. Sales. During the initial year of the Term, the Parties will in good faith meet on a quarterly basis to discuss the following:

(i)	Competitive landscape for Optimized Inverters (pricing, features, tests, shortfalls)

(ii)	Optimized Inverter manufacturing status

(iii)	Optimized Inverter sales performance

(iv)	Tax credit summary and potential monetization through sale to third parties as described in Article II

(v)	Previous and next quarter’s plan and action items.

3.2. UX/UI Interface. The parties may mutually agree to establish a mutually acceptable Statement of Work for the purpose of defining the roles and responsibilities of each party in an effort to define and develop the requirements for a next generation UX/UI interface.

ARTICLE IV

DELIVERY

4.1. Shipment. Company Components shall be delivered Ex Works (Incoterms 2020) to Company’s manufacturing facility or any other location designated by Company, unless otherwise agreed in writing. Upon Company’s notification to EG4 that Company Components pursuant to an accepted order are available for pick-up, EG4 shall promptly, and in no event more than seven (7) days from the date of such notification, retrieve such Company Components. Any Company Components remaining after fifteen (15) days from the date of Company’s notification of availability shall be deemed to be invoiced for such Company Components, and such remaining Company Components may, in Company’s discretion, be subject to storage fees. Company will have no liability associated with any failure to deliver the Company Components , though EG4 will retain the right to cancel a Purchase Order without penalty if the acknowledged delivery date is more than thirty (30) days past due. Company agrees to package all Company Components properly to avoid damage in transit. Company agrees to clearly identify quantity and model or part number on the outside of each box and include a packing list clearly and correctly identifying the contents of the shipment. Company shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, or otherwise arising out of causes beyond the control of the Company.

4.2. Company Delay. In the event of any anticipated delay in the delivery of the Company Components greater than forty (40) days, Company will provide EG4 written notice of such delay as soon as practically possible after such delay is known. Except in the case of Force Majeure outlined in 4.1, EG4 will retain the right to cancel a Purchase Order without penalty if the acknowledged delivery date is more than thirty (30) days past due.

4.3. EG4 Delay. EG4 may request a delay in the shipment of ordered Company Components for a period of up to fifteen (15) days upon giving the Company written notice at least fifteen (15) days prior to the scheduled shipment date. In the event EG4 delays shipment for more than thirty (30) days with notification as set forth above, EG4 shall pay to Company, as a service charge, an amount equal to 1/360th of twenty-five percent (25%) of the relevant Company Components purchase price for each day of such delay to be computed from the first day of such delay through the termination of such delay.

4.4. Conformity. All Company Components shipped under this Agreement conform to industry standards and utilize UL listed materials.

ARTICLE V

PROPRIETARY RIGHTS

5.1. Use of Company Name. Each Party expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to such Party, except as specified in this Agreement or as expressly authorized by the other Party in writing. Each Party’s logo is required to be displayed visibly on the Optimized Inverters, and each Party hereby authorizes the other Party’s use of their logo for such use. The Parties’ authorized logos are provided below.

Authorized logo of TIGO shall be the following:

Authorized logo of EG4 shall be the following:

If the authorized logo is used on any promotion material or otherwise by the other Party, such Party will, on termination of this Agreement, or upon request of such Party, discontinue the use of such logo on any promotional material or otherwise and thereafter will not use, either directly or indirectly in connection with its business, such logo or any other names, titles or expressions so nearly resembling the same as would likely lead to confusion or uncertainty, or to deceive the public.

5.2. Drawings and Data. The Company shall supply all necessary data for the proper installation, test, operation and maintenance of the Company Components. Portions of this data are proprietary in nature and will be so marked. EG4 agrees to abide by the terms of such markings and to be liable for all loss or damage incurred by the Company as a result of the improper or unauthorized use of such data. Company acknowledges that the Inverter, inverter design, software, firmware, BOM, patents and trademarks remain the property of EG4 and its subcontractors and no right is granted to Company for the right to reuse this IP, hardware or related material for any other purpose than supporting this agreement.

5.3. Title to Intellectual Property and Documentation.

5.3.1 Background IP. Each party shall retain all right, title, and interest in and to any inventions, designs, data, software, processes, methods, works of authorship, or other Intellectual Property developed or acquired by that party prior to the Effective Date of this Agreement or developed independently of this Agreement (“Background IP”). Nothing in this Agreement shall be construed as granting, by implication or otherwise, any license or rights in or to the other party’s Background IP, except as expressly set forth herein.

5.3.2 Foreground Technology Developed for Company Components. “Company Components” mean the Optimizers and the CCA and the TAPs. “Foreground Technology” means all inventions, improvements, designs, modifications, processes, know-how, and other Intellectual Property (collectively, “Foreground Technology”). Any Foreground Technology developed in connection with or for use in Company Components under this Agreement shall be solely owned by Company, regardless of which party created or contributed to such Foreground Technology.

5.3.3 Foreground Technology Developed for EG4 Components. “EG4 Components” mean the Inverters (excluding the CCA and TAPs). Any Foreground Technology developed by EG4 in connection with EG4 Components under this Agreement shall be solely owned by EG4, regardless of which party created or contributed to such Foreground Technology.

5.3.4 Except as expressly provided in this Agreement, neither party shall acquire any right, title, or interest in or to the other party’s Background IP or any Foreground Technology.

5.3.5 EG4’s rights shall include the right to manufacture and package the Optimized Inverters during the Term. EG4 shall not contact the Company’s suppliers, or any other person, for the purpose of manufacturing Optimizers, without the prior written consent of an authorized officer of Company.

5.3.6 Documentation. Without limiting anything in this Section 5, EG4 acknowledges that, any documentation provided to EG4 in connection with the Company Components, or any copies or modifications of them are regarded as Background IP and remain the property of Company, and that such intellectual property and documentation is being made available to EG4 in confidence and solely on the basis of its confidential relationship to Company. Such disclosers shall be made with formal notice and written consent of disclosure to EG4. EG4 agrees not to use, print, copy, provide or otherwise make available, in whole or in part, any portion of such intellectual property, documentation or related materials, except as specifically authorized under the terms of this Agreement. Company acknowledges that any documentation material provided to Company by EG4 will be regarded as Background IP and remain property of EG4. Company agrees not to use, print, copy, provide or otherwise make available, in whole or in part, any portion of such intellectual property, documentation or related materials, except as specifically authorized under the terms of this Agreement. Each Party, for purposes of this Section 5.3.6, an “Indemnifying Party” agrees to indemnify the other Party (the “Indemnified Party”) from and against any and all third-party claims, demands, actions, suits, liabilities, damages, judgments, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Claims”) arising out of or relating to any allegation that the Indemnifying Party’s products (in the case of Company, Company Components or in the case of EG4, the EG4 Components and/or components of Optimized Inverters not supplied, designed or manufactured by Company or its subcontractors) or any firmware, software, technology, design, or documentation supplied by the Indemnifying Party and used in or with the Optimized Inverters , infringes, misappropriates, or otherwise violates any third-party patent, copyright, trade secret, trademark, or other intellectual property right.

5.3.7 Intellectual Property. For purposes of this Section 5.3, the term “Intellectual Property” shall mean all rights to inventions, patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary information.

ARTICLE VI

WARRANTY

6.1. Warranty. Company provides the Limited Warranty for the Optimizers set forth on the Company’s website at https://www.tigoenergy.com/downloads#s-warranties. Company reserves the right to amend its warranty from time to time. THE COMPANY’S LIMITED WARRANTY FOR THE OPTIMIZERS AND ANY COMPANY WARRANTY APPLICABLE TO THE CCAs AND TAPS, AS AMENDED FROM TIME TO TIME, CONSTITUTES THE SOLE WARRANTY MADE BY COMPANY EITHER EXPRESSED OR IMPLIED. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

6.2 Warranty of Title. Company warrants that EG4 shall acquire Company Components purchased hereunder free and clear of all liens and encumbrances.

6.3 Limitation of Liability. Except for the obligation to pay any amounts due and payable under this Agreement, the entire liability of Company to EG4 for costs, damages or losses in any way arising out of this Agreement, regardless of whether the claim for such damages is based in contract or in tort, will not exceed the purchase price of the Company Components purchased or payable over the twelve (12) months causing the damage proceeding the date on which the damages first arose.

6.4 EXCLUSIONS: NOTHWITHSTANDING ANYTHING RELATED TO THE CONTRARY, COMPANY AGREES THAT THERE IS NO LIMITATION OF LIABILITY OR EXCLUSION OF DAMAGES DUE TO DAMAGE, INJURY, DEATH, COST OR EXPENSES DIRECTLY RESULTING FROM COMPANY’S PRODUCTS, INCLUDING FIRE, THERMAL EVENTS OR ELECTICAL FAULTS OTHER THAN THOSE DAMAGES, COSTS OR EXPENSES RELATED TO THIRD PARTY ACTS OR OMISSIONS, INCLUDING, WITHOUT LIMITATION, IMPROPER INSTALLATION, WATER INTRUSION, FAULTY WIRING, IMPROPER MAINTENANCE, EQUIPMENT MISUSE, INVERTER FAILURE OR FAILURE OF OTHER COMPONENTS IN THE SYSTEM, SIGNAL WEAKNESS, SYSTEM MODIFICATIONS, AND REPLACEMENT OF ERROR-FREE PRODUCTS.

ARTICLE VII

DURATION OF AGREEMENT

7.1. Term. The term of this Agreement shall be four (4) years from the date hereof, and this Agreement shall automatically renew for successive one (1) year periods unless sooner terminated, or amended, as permitted herein. Termination shall not relieve either Party of obligations incurred prior thereto except as permitted herein.

7.2. Termination. During the term of this Agreement, the Agreement may be terminated only:

(a) By either Party for breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other Party has not cured the breach within sixty (60) days;

(b) By either Party by providing the other Party with no less than ninety (90) days’ prior written notice; or

(c) By either Party if: (i) there is a change in the control or management of the other Party that is unacceptable to the other Party in the other Party’s sole discretion; (ii) if either Party ceases to function as a going concern or makes an assignment for the benefit of creditors; (iii) if a petition in bankruptcy is filed by or against the other Party, resulting in an adjudication of bankruptcy; or, (iv) if either party fails to pay its debts as they become due and provided due notice has been given by the either party to the other and infracting party has not cured such breach within sixty (60) days thereof.

(d) By either Party immediately upon written notice in the event EG4 ceases to be eligible for the 45x Tax Credit as defined in Article II above, subject to the Parties’ taking the steps described in Section 2.4 above prior to exercising such right to terminate.

7.3 Effect of Termination. Upon termination of this Agreement, all further rights and obligations of the Parties shall cease, except that: (i) parties shall not be relieved of their obligation to service orders or pay any monies due for orders placed as of or prior to the date of termination; and (ii) the terms that by their nature are reasonably expected to survive shall survive the termination of this Agreement.

ARTICLE VIII

NOTICES

8.1. Notice or Communication. Any notice or communication required or permitted hereunder shall be in writing and shall be sent by electronic mail or registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any Party entitled to notice shall have communicated in writing to the other Party. Notices and communications to Company shall be sent to:

Tigo Energy, Inc.

655 Campbell Technology Parkway

Suite 150

Campbell, CA 95032

Or:

Bill Roeschlein at: [***]

Notices and communications to EG4 shall be sent to

EG4 Electronics, Inc.

1030 Como St. S

Sulphur Springs, TX 95482

Or:

Darrel Mitchell, President, EG4. [***]

8.2. Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective seventy-two (72) hours after mailing thereof in the United States, or if by electronic-mail, immediately upon delivery.

ARTICLE IX

PRODUCTION

9.1 Production of Company Components. Company shall manufacture, or cause to be manufactured, and supply the Company Components, including testing, quality assurance and quality control. EG4 will be responsible for the assembly and manufacture of the inverter with integrated CCA and packaged with Company’s optimizers.

9.2. Packaging. Company shall control the content and type of all labeling and packaging of the Company Components.

9.3 R&D. The Parties each agree to establish a dedicated engineering contacts team to address the technical requirements of each Party. EG4 agrees to share with Company all feedback from its R&D testing along with all competitive analyses in order to improve the overall solution. Each Party agrees to use commercially reasonable measures to accommodate the modifications requested by the other Party.

ARTICLE X

CLOUD SOLUTION

10.1 Cloud Solution. EG4 may develop its own cloud data and consumer interface or deploy a version of Company’s cloud/UI solution for use in connection with the Optimized Inverters and Company may support EG4’s efforts to develop or deploy such solution where requested by EG4. Notwithstanding the foregoing and without limiting any rights of Company hereunder, Company retains all right, title and interest in and to Company’s cloud UI solution, including, without limitation, any and all Intellectual Property Rights. Any access and or use of Company’s cloud/UI solution by or on behalf of EG4 will be subject to Company’s standard terms and conditions of use.

ARTICLE XI

GENERAL PROVISIONS

11.1 Confidentiality. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available Confidential Information to the other Party (as the “Receiving Party”). “Confidential Information” includes, without limitation, any and all information and materials concerning the Parties’ discussions, negotiations, and business operations arising out of or relating to this Agreement, or otherwise, including without limitation any term, condition and/or provision of this Agreement, technical data or know-how, diagrams, packaging designs, product and service development plans, charts, designs, inventions, techniques, formulas, drawings, specifications, processes, models, data, data bases, reports, documentation, technology, memoranda and any other technical information, pricing, customer lists, customer information, forecasts, confidential information and materials comprising or relating to Intellectual Property rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether delivered orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential.” Notwithstanding the foregoing, Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article by the Receiving Party or any of its Representatives;

(b)	is provided to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)	was already known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party, free of any obligation to keep it confidential;

(d)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information, provided such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(e)	is required to be disclosed pursuant to applicable law.

11.2 Protection of Confidential Information. The Receiving Party shall, for five (5) years from the earlier of the termination of this Agreement or the date of last disclosure of such Confidential Information by Disclosing Party:

(a)	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a reasonable degree of care;

(b)	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)	not, without the Disclosing Party’s prior written consent, disclose any such Confidential Information to any person. Receiving Party may, subject to Disclosing Party’s prior written consent, disclose Confidential Information to the Receiving Party’s Representatives who: (ii) need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement; (ii) have executed a written non-disclosure agreement with terms no less stringent than the terms contained herein; and (iii) are not, as determined by the Disclosing Party, a competitor of Disclosing Party.

The Receiving Party shall be responsible for any breach of this Section caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall promptly return all Confidential Information and copies thereof that it has received under this Agreement. For purposes of this Agreement “Representatives” means a third party contractor of either Party.

11.3 Relationship of Parties. The relationship between the Parties established by this Agreement shall be solely that of vendor and vendee and are independent contracting parties and all rights and powers not expressly granted to EG4 are expressly reserved to the Company. The EG4 shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

11.4. Independence of Parties. Nothing contained in this Agreement shall be construed to make the EG4 the agent for the Company for any purpose, and neither Party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other Party. The EG4 specifically agrees that it shall have no power or authority to represent the Company in any manner; that it will solicit orders for Company Components as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement. All financial obligations associated with EG4’s business are the responsibility of EG4. All sales and other agreements between EG4 and its customers are EG4’s exclusive responsibility. EG4 will be solely responsible for, and will indemnify and hold Company free and harmless from, any and all claims, damages or lawsuits arising out of the acts of EG4, its employees, servants, agents, or any of them.

11.5 No Set Off. Except as mutually agreed to in writing by the Parties, neither Party shall have any right of set-off or other similar rights with respect to any other agreement, purchase order or relationship between the Parties.

11.6 Assignment. Neither Party shall transfer or assign all or any part of this Agreement without the advance written consent of the other Party.

11.8 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, discussions and understandings between the Parties relating to the subject matter hereof.

11.9 Amendments. Any amendment or modification shall be in writing and shall be executed by duly an authorized representative of each Party.

11.10 Severability. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the Parties hereto.

11.11 Precedence. Any provisions, terms or conditions of EG4’s purchase orders which in any way contradict this Agreement, except those additional provisions specifying quantity and delivery instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to EG4.

11.12 Applicable Law. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws provisions. The Parties submit to the exclusive jurisdiction of the Superior Court of California for the County of Santa Clara or the U.S. District Court for the Northern District of California.

11.13 Effect on Commerce. Notwithstanding the content or generality of any provision of this Agreement, nothing herein will be construed to require either Party to commit or to refrain from committing any act or acts if such requirement could not be lawfully imposed under applicable law of the jurisdiction whose commerce would be affected, including, without limitation, any law with respect to restraint of trade, unfair competition or patents.

11.14 Compliance With Laws. Each Party will comply with all legal requirements within its principal place of business and the geographic areas that apply to its performance under this Agreement. and will at its expense fulfill any approval, registration or filing requirement within its principal place and the applicable geographic area that is necessary to secure the enforceability of this Agreement within its principal place and the applicable geographic area. Failure to do so shall be grounds for termination of this Agreement. Neither Party will use any payment or other benefit derived from the other Party to offer, promise, or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, while knowing or having reason to know that any portion of the money, gift or other thing of value will, directly or indirectly, be given, offered or promised to any person acting in an official capacity for any government or its instrumentalities or to any political Party, party official or candidate for political office.

11.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.16. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements incurred both before and after judgment in addition to any other relief to which such Party may be entitled.

11.17. Additional Documents. Each of the Parties agrees to execute and deliver, at the request of the other Party, any and all other documents or other written instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

Tigo Energy, Inc.

By:	Zvi Alon

Signature:	/s/ Zvi Alon

EG4 Electronics, LLC:

By:	James Showalter

Signature:	/s/ James Showalter